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                                 EXHIBIT 10 (O)

        SUMMARY OF DIRECTORS' RETAINER FEE EQUITY COMPENSATION AGREEMENT

         The Corporation does not have a contract with its independent outside directors concerning the payment of retainer compensation in shares of Corporation common stock, rather the Corporation's obligation is evidenced and confirmed by a duly adopted resolution of the Corporation's Board of Directors. Thus, the following written description of the Corporation's obligation is provided, to comply with the requirements of Section 601 paragraph (b) (10)
(iii) (B) of Regulation S-K. The Corporation has agreed to pay and its outside directors have agreed to accept payment of their annual $10,000 retainer compensation in the form of Corporation common stock payable in April of each year at the market value of the stock on the day prior to day of payment.